SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549


FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

Date of Report       December 11,1996

PBT MASTER CREDIT CARD TRUST II (Exact name of registrant as specified in Department of the Treasury, Internal Revenue Service Form SS-4)

THE PRUDENTIAL BANK AND TRUST COMPANY (Servicer of the Trust) (Exact name as specified in Servicer's charter)

Georgia (State or other jurisiction of
incorporation of of Master Servicer) 33-47311
(Commission File Number of Registrant)

58-0513395 (IRS Employer Identification Number
of	Registrant)

One Ravinia Drive,  Suite 1000, Atlanta, Georgia
30346 (Address of principal executive offices of (Zip Code) Master Servicer)

Servicer's telephone number, including area code
770-604-7033



Item 5.	Other Events.

The Prudential Bank and Trust Company ("PB&T"), a subsidiary of The Prudential Insurance Company of
America ("Prudential"), has decided to offer for sale the approximately $1.1 billion broad market credit card portfolio of which it is full owner or owner of a partial undivided interest. PB&T's plans would include selling those receivables in accounts that are broad market accounts (as distinguished from accounts originated from co-branding relationships, accounts for persons who are owners of other Prudential products or those of Prudential employees or family members of employees). PB&T's plans would include the sale of its interest in those broad market receivables included in the pool of receivables that are a part of the corpus of the Trust created under the Pooling and Servicing Agreement, dated as of August 1, 1994, (as amended and supplemented from time to time, the "Agreement"). PB&T as Seller and Servicer under the Trust has certain duties and obligations created thereunder. These obligations include causing Receivables and
Accounts to be added to the Trust. Depending on the structure of the sale of the broad market credit card portfolio, PB&T may seek to remove itself as Seller and/or Servicer under the Agreement, or seek to remove broad market originated receivables from the pool. A change of the Seller or Servicer under the Agreement may require PB&T to seek Certificateholder consent for such transfer of its obligations to a new Seller and/or Servicer. The sale of its broad market credit card portfolio will be contingent on many factors including an adequate sale price and an adequate structure. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Agreement.




SIGNATURES


Pursuant to the requirements of the Securities
Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date:	December 11,1996

PBT MASTER CREDIT CARD TRUST II By: THE PRUDENTIAL
BANK AND TRUST COMPANY, as Servicer


by: Name:   Richard C. Keene Title:   Vice
President